Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Parfitt

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

INTEGRAL SYSTEMS ANNOUNCES FINANCIAL RESULTS

FOR THE FOURTH QUARTER OF 2003

AND FORWARD LOOKING GUIDANCE FOR 2004

Fourth Quarter and Fiscal Year Revenues and Profits Highest in Company History

Lanham, Md., December 8, 2003 — Integral Systems, Inc. (NASDAQ: ISYS) today reported financial results for the fourth quarter and full year of fiscal 2003. Revenues for the quarter were up 51% to $23.7 million in the fourth quarter of fiscal 2003 from $15.7 million in the fourth quarter of fiscal 2002. Operating income increased to $3.8 million in the fourth quarter of fiscal 2003 from $620,000 in the fourth quarter of fiscal 2002, more than a six-fold increase, while net income increased to $2.5 million from $610,000, an increase of 309%. On a fully diluted per share basis, net income increased to $.25 from $.07 during the fourth quarter of fiscal 2002. Quarterly revenue, operating income, net income and earnings per share exceeded Company quarterly historic records by 19%, 65%, 69% and 47% respectively.

“I am pleased to report that fourth quarter revenue and profits were the highest quarterly amounts recorded in our Company’s history,” commented Steven R. Chamberlain, Chairman and Chief Executive Officer. “Our RT Logic subsidiary was the biggest contributor to fourth quarter operating income, delivering their best performance ever by contributing $3.1 million of operating profit. Our core command and control business also had a solid quarter from a profitability standpoint, while operating losses at SAT Corporation (SAT) and Newpoint Technologies, Inc. (Newpoint) were close to being eliminated,” remarked Chamberlain.

For the fiscal year ended September 30, 2003, revenues increased to $82.6 million compared to $50.9 million in the same period last year, the Company’s highest annual revenues ever. Operating income rose to $8.8 million from $1.8 million, almost a five-fold increase, while net income for fiscal year 2003 was $5.0 million, or $0.51 per share (fully diluted), compared to $2.6 million, or $0.28 per share (fully diluted), for fiscal year 2002. Fiscal year 2003 revenue, operating income, net income and earnings per share exceeded Company annual historic records by 62%, 86%, 20% and 9% respectively

“Once again, RT Logic led the way for us in profitability on a year to date basis, and they have far exceeded our expectations from when we acquired them at the beginning of this fiscal year,” remarked Chamberlain. “Our fiscal year 2004 is shaping up quite nicely. Just the anticipated elimination of operating losses at SAT and Newpoint coupled with the avoidance of the write-off of our equity position in Loral Space & Communications Ltd. that we incurred in fiscal year 2003 should ensure another record year for us in 2004,” said Chamberlain.

-more-

Looking forward to fiscal year 2004 in its entirety, the Company is anticipating annual growth in revenue, operating income, net income, and fully diluted earnings per common share of 10%, 20%, 35% and 35%, respectively.

“Our forecast is realistic and achievable and again contains relatively modest expectations for SAT and Newpoint, which should post modest profits for the year as a whole. Virtually all of our anticipated increases in revenue and operating income stem from existing backlog in our core business and RT Logic or from natural follow-ons and extensions to existing contracts,” claimed Chamberlain.

The Company also announced that its Board of Directors has declared a cash dividend of $.03 per share to all stockholders of record as of the close of business on December 15, 2003. The dividend is scheduled to be paid on or about January 5, 2004.

Steven Chamberlain will host a conference call Tuesday, December 16, 2003 at 11:00 a.m. Eastern Daylight Time (EDT). Chamberlain will discuss the earnings release and other Company prospects. To participate or listen to the call, dial 800-719-7128. A replay of the conference call can be heard December 16, 2003 from 12:30 p.m. EDT through December 18, 2003 12:30 p.m. EDT by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21166378.

Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 190 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial Off The Shelf) software products for satellite command & control, the EPOCH IPS (Integrated Product Suite). EPOCH IPS has become a world market leader in commercial applications with successful installations on 5 continents. The Company also offers products and services for satellite integration and test and payload data processing.

Through its wholly owned subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its Newpoint Technologies, Inc. subsidiary. The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. Integral Systems has approximately 360 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http: //www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to financial projections, all of which are based on the Company’s current expectations. There is no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements appearing in this news release are subject to risks and uncertainties that may cause actual results to differ materially from such statements, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

-more-

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarter and Fiscal Years Ended September 30, 2003 and 2002

	Three Months Ended September 30,		Fiscal Year September 30,
	2003	2002	2003	2002
	(unaudited)	(unaudited)
Revenue	$23,716,858	$15,668,172	$82,585,064	$50,922,741
Total Cost of Revenue	15,343,826	12,177,761	55,375,246	37,631,901

Gross Margin	8,373,032	3,490,411	27,209,818	13,290,840

Operating Expenses
SG&A	2,726,696	2,138,449	11,465,932	8,866,438
Research & Development	795,956	159,326	2,664,159	361,921
Product Amortization	747,231	541,108	2,988,924	2,182,910
Intangible Asset Amortization	322,265	31,250	1,289,060	62,500

Total Operating Expenses	4,592,148	2,870,133	18,408,075	11,473,769

Income from Operations	3,780,884	620,278	8,801,743	1,817,071

Interest income	134,308	234,284	594,551	929,243
Gain on sale of Marketable Securities Impairment Loss on Marketable Securities	103,570	98,500	139,797 (1,364,180)	1,216,031
Other Income (Expense)	(8,791)	(84,006)	(289,284)	(192,142)

Income Before Income Taxes	4,009,971	869,056	7,882,627	3,770,203

Income Taxes	1,497,827	255,053	2,864,027	1,146,788

Net Income	$2,512,144	$614,003	$5,018,600	$2,623,415

Weighted Average Number of Common Shares Outstanding During Period	9,724,035	9,280,316	9,713,321	9,174,831

Earnings Per Share (Basic)	$0.26	$0.07	$0.52	$0.29

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	9,954,394	9,309,690	9,859,557	9,232,619

Earnings Per Share (Diluted)	$0.25	$0.07	$0.51	$0.28

###